Exhibit 99.1

Trinity Capital Inc. Reports Fourth Quarter and Full Year 2020 Financial Results

PHOENIX, March 4, 2021 /PRNewswire/ -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Highlights

●	Total investment income of $15.3 million
●	Net investment income of $5.3 million, or $0.29 per share
●	Aggregate investment commitments of $116.5 million
●	Total gross investments funded of $102.5 million, comprised of $26.2 million across 6 new portfolio companies and $76.3 million across 12 existing portfolio companies
●	Investment portfolio of $493.7 million at fair value
●	Net asset value (“NAV”) per share increased to $13.03 from $13.01 at September 30, 2020
●	Declared a second dividend distribution during the fourth quarter of $0.27 per share in connection with the results for such quarter

Full Year 2020 Highlights

●	Total investment income of $55.0 million
●	Net investment income of $23.4 million or $1.29 per share
●	Aggregate investment commitments of $326.1 million
●	Total gross investments funded of $240.0 million

Steven Brown, Chairman and Chief Executive Officer of Trinity Capital, commented, “During a year of unprecedented challenges for our society, we thank those who are steering us through the global pandemic. Our team was resilient in the face of this adversity evidenced by our ability to raise capital in 2020 followed by our initial public offering and listing on the Nasdaq Global Select Market in January 2021. Our portfolio grew to $494 million at fair value following fourth quarter gross deployments of $102.5 million. As of December 31, 2020, over 99 percent of our portfolio was performing, which we attribute to our innate and differentiated understanding of how to underwrite venture debt.”

“Importantly, we believe the future is bright. The venture capital industry had a record year raising an estimated $74 billion and investing an estimated $156 billion, and we believe the industry will carry this momentum into 2021. We have a strong pipeline of identified opportunities and unfunded commitments going into 2021 with a healthy balance sheet featuring $87 million in available liquidity as of December 31, 2020. In addition, we raised net proceeds of approximately $105 million in our recently competed IPO that bolsters our liquidity position for 2021 and will help us continue our planned growth.”

Fourth Quarter 2020 Operating Results

For the three months ended December 31, 2020, total investment income was $15.3 million, which represents an effective yield of approximately 14.5% on the average debt investments at cost during the period. This compares to total expenses of $10.0 million, resulting in net investment income of approximately $5.3 million, or $0.29 per share.

During the fourth quarter, the Company realized net losses on investments of approximately $5.0 million primarily related to a loss on one portfolio company. Trinity recorded net unrealized appreciation of $9.0 million during the fourth quarter, which includes a $4.1 million turnaround impact on realized losses during the quarter.

During the fourth quarter, the Company generated a net increase in net assets resulting from operations of $9.7 million, or $0.53 per share.

Net Asset Value

As of December 31, 2020, NAV per share increased by $0.02 per share to $13.03, compared to $13.01 for the quarter ended September 30, 2020. The increase in NAV per share was primarily driven by unrealized appreciation and earnings partially offset by the two $0.27 per share dividends declared during the quarter. Total net assets as of December 31, 2020 were $238.7 million, an increase of $1.4 million as compared to September 30, 2020.

Portfolio and Investment Activity

As of December 31, 2020, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $493.7 million and was comprised of approximately $320.7 million in secured loans, $122.5 million in equipment financings, and $50.5 million in equity and equity-related investments, including warrants across 80 portfolio companies.

During the fourth quarter, the Company originated $116.5 million of total new commitments. Fourth quarter investments funded totaled approximately $102.5 million, which was comprised of approximately $26.2 million of investments in 6 new portfolio companies and approximately $76.3 million of investments in 12 existing portfolio companies. Proceeds received from repayments of the Company’s investments during the fourth quarter totaled approximately $42.3 million, which included $25.9 million from early repayments. The portfolio increased by $59.0 million on a cost basis, and by $68.2 million at fair value as compared to September 30, 2020.

At the end of the fourth quarter, loans to three portfolio companies were on non-accrual status with a total fair value of approximately $2.2 million and cost basis of $3.4 million, or 0.5% and 0.7% of our debt investment portfolio, respectively.

The following table shows the distribution of our loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of December 31, 2020 (dollars in thousands):

Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$92,519	20.9%
3.0 - 3.9	Strong Performance	212,969	48.0%
2.0 - 2.9	Performing	116,895	26.4%
1.6 - 1.9	Watch	19,230	4.3%
1.0 - 1.5	Default/Workout	1,606	0.4%
Total		$443,219	100.0%

As of December 31, 2020, and in line with the third quarter, our loan and equipment financing investments had a weighted average risk rating score of 3.2.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $86.7 million in available liquidity, including $44.7 million in unrestricted cash and cash equivalents. At the end of the period, the Company had $42.0 million in available borrowing capacity under its credit facility, subject to existing terms and advance rates and regulatory and covenant requirements. As of that same date, the Company had approximately $16.4 million of restricted cash, of which $15.7 million relates to the Company’s credit agreement covenants, and approximately $0.7 million is held in escrow.

Distributions

Beginning with the fourth quarter, the Company’s Board of Directors (the “Board”) intends to declare a quarterly distribution prior to the end of each quarter. As previously announced by the Company, the Board declared a quarterly distribution of $0.27 per share with respect to the fourth quarter and paid the distribution on January 15, 2021 to stockholders of record as of December 30, 2020.

Trinity Capital’s distribution reinvestment plan provides for the reinvestment of distributions in the form of common stock on behalf of its stockholders unless a stockholder has elected to receive distributions in cash.

Portfolio Company M&A Activity YTD 2021

In December 2020, Trinity Capital’s portfolio company AyDeeKay LLC, a semiconductor and software design company announced that it has entered into a definitive merger agreement with Thunder Bridge II (NASDAQ: THBR), a special purpose acquisition company. Trinity Capital initially committed $12.0 million in debt financing beginning in 2018 and currently holds warrants for 6,250 shares of Series G preferred stock as of December 31, 2020.

In February 2021, Trinity Capital’s portfolio company Matterport, Inc., a spatial data company announced that it has entered into a definitive merger agreement with Gores Holding VI (NASDAQ: GHVI, GHVIU and GHVIW), a special purpose acquisition company. Trinity Capital initially committed $10.0 million in debt financing beginning in 2018 and currently holds warrants for 143,813 shares of common stock as of December 31, 2020.

In February 2021, Trinity Capital’s portfolio company Atieva, Inc., (d/b/a Lucid Motors) a luxury electric vehicle company announced that it has entered into a definitive merger agreement with Churchill Capital IV Corp. (NYSE: CCIV), a special purpose acquisition company. Trinity Capital initially committed $30.0 million in debt financing beginning in 2017 and currently holds warrants for 585,024 shares of Series D preferred stock, as of December 31, 2020.

Conference Call

Trinity Capital will hold a conference call to discuss its fourth quarter and full year 2020 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, March 4, 2021. To listen to the call, please dial (888) 285 0969, or (706) 758 9224 internationally, and reference Conference ID: 4939607 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial 800-585-8367 or (404) 537 3406 and enter the passcode 4939607.

A live webcast of the fourth quarter and full year 2020 financial results conference call will also be available on the investor relations section of the Company's website at https://trincapinvestment.com/. A replay will be available on the Company's website for 90 days following the conference call.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg

Director, Marketing

Trinity Capital, Inc.

ir@trincapinvestment.com

TRINITY CAPITAL INC.
Consolidated Statements of Assets and Liabilities
(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019

ASSETS
Investments, at fair value:
Control investments (cost of $57,072 and $0, respectively)	$48,730	$-
Affiliate investments (cost of $20,653 and $0, respectively)	27,650	-
Non-control / Non-affiliate investments (cost of $420,611 and $0, respectively)	417,271	-
Total investments (cost of $498,336 and $0, respectively)	493,651	-
Cash and cash equivalents	44,656	-
Restricted cash	16,445	-
Interest receivable	3,468	-
Deferred financing costs	-	3,525
Deferred offering costs	-	2,677
Prepaid expenses	744	-
Other assets	744	-
Total assets	$559,708	$6,202

LIABILITIES
Credit facility, net of $2,107 and $0, respectively, of unamortized deferred financing cost	$132,893	$-
Notes payable, net of $4,697, and $0, respectively, of unamortized deferred financing costs	120,303	-
Convertible notes payable, net of $3,448, and $0, respectively, of unamortized __ deferred financing costs and discounts	46,552
Accounts payable and accrued expenses	7,309	5,668
Due to related party	-	1,058
Distribution Payable	4,947
Other liabilities	8,956	-
Total liabilities	320,960	6,726

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 18,321,274 and 10 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively)	18	-
Paid-in capital in excess of par	263,366	-
Distributable earnings (accumulated loss)	(24,636)	(524)
Total net assets	238,748	(524)
Total liabilities and total net assets	$559,708	$6,202
NET ASSET VALUE PER SHARE	$13.03	$(52,418.20)

TRINITY CAPITAL INC.
Consolidated Statements of Operations
(In thousands except share and per share data)

	For the Year Ended December 31, 2020	For the Period of August 12, 2019 (date of inception) to December 31, 2019
INVESTMENT INCOME:
Interest Income:
Control Investments	$3,661		$-
Affiliate Investments	1,191		-
Non-Control / Non-Affiliate investments	46,403		-
Total interest income	51,255		-
Fee income:			-
Non-Control / Non-Affiliate investments	3,709		-
Total fee income	3,709		-
Total investment income	54,964		-

EXPENSES
Interest expense and other debt financing costs	16,773		-
Compensation and benefits	10,433		-
Professional fees	2,283
General and administrative	2,104		524
Total expenses	31,593		524

NET INVESTMENT INCOME	23,371		(524)

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control Investments	-		-
Affiliate Investments	-		-
Non-Control / Non-Affiliate Investments	(9,403)		-
Net realized gain/(loss) from investments	(9,403)		-

NET CHANGE IN UNREALIZED APPRECIATION / (DEPRECIATION) FROM INVESTMENTS:
Control investments	(8,342)		-
Affiliate investments	6,997		-
Non-Control / Non-Affiliate investments	(3,621)		-
Net change in unrealized appreciation/(depreciation) from investments	(4,966)

Net INCREASE/(decrease) in net assets resulting from operations BEFORE FORMATION COSTS	9,002		(524)
Costs related to acquisition of Trinity Capital Holdings and Legacy Funds	(15,114)		-
NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(6,112)		$(524)

NET INVESTMENT INCOME PER SHARE – BASIC AND DILUTED	$1.29	$	N/M

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE – BASIC AND DILUTED	$(0.34)	$	N/M

Weighted average shares outstanding – BASIC AND DILUTED	18,092,494		10